Filed Pursuant to Rule 433
Registration Nos. 333-280854 and 333-280854-01

$750MM Synchrony Card Issuance Trust (SYNIT) 2026-A3

Joint Bookrunners :	BofA (B&D), Barclays, Wells Fargo
Co-Managers :	JPM, RBC
Active Co-Managers:	Academy, Blaylock, Mischler

--ANTICIPATED CAPITAL STRUCTURE--

CLS	$AMT(MM)	WAL	M/F	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	$Price

A	750.000	3.00	Aaa/AAA	11/15/2029	11/15/2032	I-CRV	+57	5.191	5.13	99.98413

-TRANSACTION DETAILS-
Expected Pricing : PXD 11/9/26	Registration : Public/SEC Registered
Expected Settle : 11/16/26	First Payment : 12/15/26
ERISA Eligible : Yes	RR Compliance : US-Yes; EU- EU Article 6(3)(b) retention / No Article 7 compliance
Expected Ratings : Moody's/Fitch	Min Denoms : $10k x $1k
Bill & Deliver : BofA	BBERG Ticker : SYNIT 2026-A3
CUSIP : 87166PAU5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.